                         FIRST CAROLINA INVESTORS, INC.

                             REPORT TO SHAREHOLDERS

                                 JUNE 30, 2002

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

               CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
                             JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

                                                                  2002            2001
                                                              ------------    ------------
                                          ASSETS

Investments in securities, at value (cost of $61,691,547 in
  2002 and $43,506,795 in 2001).............................  $ 85,805,278    $ 83,782,587
Short term money market investments of $21,071,059 in 2002
  and $32,196,384 in 2001...................................    21,071,559      32,190,269
Mortgage loans, secured by real estate......................        25,072          50,734
Real estate.................................................            --       2,000,000
Accrued dividend and interest receivable....................       992,605         408,256
Other assets................................................     2,856,953       2,893,230
                                                              ------------    ------------
          Total assets......................................  $110,751,467    $121,325,076
                                                              ------------    ------------

                                       LIABILITIES

Accounts payable and accrued liabilities....................  $  2,996,564    $  3,570,464
Federal and state income taxes payable......................     6,271,980       7,944,021
Deferred income taxes payable...............................     6,916,400      14,122,563
                                                              ------------    ------------
          Total liabilities.................................    16,184,944      25,637,048
                                                              ------------    ------------
Net Assets..................................................  $ 94,566,523    $ 95,688,028
                                                              ============    ============
Net assets per share (3,500,000 no par value common shares
  authorized, 923,206 and 953,490 shares issued, 923,206 and
  951,590 shares outstanding in 2002 and 2001,
  respectively).............................................  $     102.43    $     100.56
                                                              ============    ============

  The Consolidated Financial Statements should be read in conjunction with the
                              2001 Annual Report.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

                                                                  2002            2001
                                                              ------------    ------------
                                  INCOME
Dividends...................................................  $    556,080    $    593,481
Interest....................................................     2,768,496       1,354,061
Other.......................................................         2,748           3,086
                                                              ------------    ------------
          Total income......................................     3,327,324       1,950,628
                                                              ------------    ------------

                                 EXPENSES
General and administrative..................................        48,955          42,674
Director fees and expenses..................................        35,530          19,737
Professional fees...........................................        54,585          59,723
State and local taxes.......................................        45,000          75,000
Other.......................................................        20,241          20,163
                                                              ------------    ------------
          Total expenses....................................       204,311         217,297
                                                              ------------    ------------
Earnings before income taxes and realized and unrealized
  appreciation on investments...............................     3,123,013       1,733,331
Provision for income taxes..................................    (1,109,000)       (531,000)
                                                              ------------    ------------
Investment income, net......................................     2,014,013       1,202,331
Gain on sale of real estate, net of current income tax
  expense...................................................        85,744          69,068
Gain realized on investments in other companies (net of
  income tax provision of $6,850,000 in 2002 and $14,373,000
  in 2001)..................................................    10,068,401      21,332,279
Change in unrealized depreciation of investments for the
  period, net of deferred taxes.............................   (10,010,779)    (16,878,076)
                                                              ------------    ------------
          Net increase in net assets resulting from
            operations......................................  $  2,157,379    $  5,725,602
                                                              ============    ============

  The Consolidated Financial Statements should be read in conjunction with the
                              2001 Annual Report.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
                FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

                                                                  2002           2001
                                                              ------------   ------------
Increase in net assets from operations
  Investment income, net....................................  $  2,014,013   $  1,202,331
  Realized gain on real estate, net.........................        85,744         69,068
  Realized gain on investments, net.........................    10,068,401     21,332,279
  Change in unrealized depreciation, net....................   (10,010,779)   (16,878,076)
                                                              ------------   ------------
     Net increase in net assets resulting from operations...     2,157,379      5,725,602
Distributions to shareholders of $1.00 per share
  in 2002 and 2001 from investment income, net..............      (925,051)      (915,662)
Capital share transactions..................................      (246,867)      (278,323)
                                                              ------------   ------------
     Total increase.........................................       985,461      4,531,617
Net assets
  Beginning of period.......................................    93,581,062     91,156,411
                                                              ------------   ------------
  End of period.............................................  $ 94,566,523   $ 95,688,028
                                                              ============   ============

  The Consolidated Financial Statements should be read in conjunction with the
                              2001 Annual Report.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                           INVESTMENTS IN SECURITIES
                             JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

                                                           2002                        2001
                                                 -------------------------   ------------------------
                                                  PRINCIPAL                  PRINCIPAL
                                                  AMOUNT OR                  AMOUNT OR
                                                 NO. SHARES    FAIR VALUE    NO. SHARES   FAIR VALUE
                                                 -----------   -----------   ----------   -----------
Common Stocks -- 70.4% in 2002 and 87.9% in
  2001
Financial Services -- 44.1% in 2002 and
  54.6% in 2001
  Coast Bank of Florida PFD....................      100,000   $ 1,100,000      100,000   $ 1,100,000
  Evans Bancorp, Inc...........................       33,600       627,648           --            --
  M & T Bank Corporation.......................      300,000    25,728,000      500,000    37,750,000
  Merchants Group, Inc.........................      135,000     3,287,250      135,000     2,855,250
  Three Rivers Bancorp, Inc....................      400,716     7,136,752      357,700     4,024,125
Manufacturing -- 11.9% in 2002 and 17.9% in
  2001
  Allied Healthcare, Inc.......................      850,000     3,688,235      850,000     2,720,000
  Amcast, Inc..................................    1,087,900     4,982,582      675,200     5,772,960
  Exolon -- ESK Company........................           --            --       64,700       711,700
  High Falls Brewery Company, LLC..............      185,000       740,000      185,000       740,000
  Sunrype Products, Inc........................      177,200       796,514       65,900       224,179
  Todd Shipyards Corporation...................           --            --      700,000     5,600,000
Services -- 10.3% in 2002 and 5.4% in 2001
  Alderwoods Group, Inc........................      598,088     4,533,507           --            --
  Barrister Global Services Network, Inc.......      159,810        78,307      159,810       111,867
  Call-Net Enterprises, Inc....................      111,889        38,882           --            --
  Ecology & Environment, Inc...................      399,300     4,232,580      425,000     3,633,750
Miscellaneous -- 4.1% in 2002 and 10.0% in 2001
  CPAC, Inc....................................      106,771       691,876      111,571       686,162
  Denison Energy, Inc. ........................      212,025       476,632    3,529,000       359,958
  First Union Real Estate......................           --            --    2,034,100     4,678,430
  First Union R/E PFD Conv Ser A...............      134,000     2,311,500      134,000     2,680,000
                                                               -----------                -----------
Total Common Stocks -- (cost of $34,103,329 in
  2002 and $34,106,245 in 2001)................                $60,450,265                $73,648,381
                                                               -----------                -----------
Debentures -- 29.6% in 2002 and 12.1% in 2001
  Alderwoods Group, Inc. DB 11% 2007...........  $ 1,382,400     1,389,312           --            --
  Alderwoods Group, Inc. NT 12.25% 2009........    1,824,700     1,879,441           --            --
  Excel Legacy Corporation 10% due 2004........      668,000       200,400   $  668,000       615,395
  Finova Group, Inc. 7.5% due 2009.............   20,000,000     6,600,000           --            --
  First Union Real Estate Equity & Mortgage
     Investments 8.87% due 2003................       32,000        30,073      100,000        94,500
  High Falls Brewery Company 12% due 2008......    1,110,000     1,110,000    1,110,000     1,110,000
  Malan Realty Investments 9.5% due 2004.......    3,597,000     3,435,135    2,000,000     1,900,000
  Moran Energy, Inc 8.75% due 2008.............       45,000        44,775       95,000        92,981
  Rose Hills Company 9.5% due 2004.............    8,885,000     8,540,706    3,885,000     2,913,750
  Sizeler Property Investors, Inc. 8% due
     2003......................................           --            --    3,442,000     3,407,580
  Call-Net Enterprises 10.625% due 2009........    7,328,177     2,125,171           --            --
                                                               -----------                -----------
Total Debentures (cost of $27,588,218 in 2002
  and $9,400,550 in 2001)......................                $25,355,013                $10,134,206
                                                               -----------                -----------
Total -- 100% (cost of $61,691,547 in 2002 and
  $43,506,795 in 2001).........................                $85,805,278                $83,782,587
                                                               ===========                ===========

  The Consolidated Financial Statements should be read in conjunction with the
                              2001 Annual Report.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, FINANCIAL STATEMENT PRESENTATION AND ORGANIZATION.

  (a) Organization

     First Carolina Investors, Inc. was organized December 2, 1971 and subsequently incorporated in the state of Delaware July 1, 1987. On January 3, 1995, First Carolina Investors, Inc. registered as a non-diversified, closed-end management investment company under the Investment Company Act of 1940.

  (b) Principles of consolidation and financial statement presentation

     The accompanying consolidated financial statements include First Carolina Investors, Inc. and its subsidiaries (the Company), all of which are wholly-owned. In consolidation, all significant intercompany accounts and transactions have been eliminated.

  (c)   Investments in Securities

     The Company records security transactions based on the trade date. Investments in securities traded on a national securities exchange (or reported on the NASDAQ national market) are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and listed securities for which no sale was reported on that date are stated at the last quoted bid price. Securities of privately-held issuers or for which market quotations are unavailable are valued at fair value as determined in good faith by the Company's Board of Directors. In determining fair value, the Board of Directors may consider, if available, financial statements such as balance sheets and statements of operations; business and strategic plans; evaluations of major assets; quality of management; legal, contractual or market restrictions or limitations on sale of the securities; and other factors which the directors deem relevant. Realized gains and losses are determined based on the average cost of the securities sold.

     Interest income is recognized on the accrual basis. Dividend income is recognized on the ex-dividend date. Discounts and premiums on debentures are amortized to cost over the life of the debentures at the effective rate of interest.

  (d) Real estate

     The Board of Directors and management of the Company value its real property investments at estimated fair value. Procedures utilized to determine the estimated fair value include estimated net cash flows and utilization of fair market comparables in existing subdivisions developed by the Company and other market comparables.

  (e) Income taxes

     The Company is subject to Federal and state corporate income taxes. The Company files a consolidated Federal income tax return. The Company accounts for deferred income taxes using the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be realized or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Deferred income taxes payable have been increased to reflect the estimated Federal and state income tax liabilities on unrealized gains in real estate and investments in securities in the accompanying Consolidated Statement of Assets and Liabilities.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

  (f) Distributions to Shareholders

     Dividends payable to shareholders are recorded on the declaration date.

  (g) Management's use of estimates

     The preparation of financial statements in conformity with generally accepted account principals requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of increase and decrease in net assets from operations during the reporting period. Actual results may differ from these estimates.

  (h) Reclassification

     Certain amounts on the 2001 consolidated statement of operations have been reclassified to conform to the 2002 presentation.

2. INVESTMENT TRANSACTIONS

     Purchases and sales of investment securities were $17,825,038 and $20,821,325 respectively for the six month period ended June 30, 2002 and $19,776,869 and $42,160,637 respectively for the six months ended June 30, 2001. The net gain on sale of investments in other companies for the respective six month period was $10,068,401 in 2002 and $21,332,279 in 2001.

     The gross unrealized gain on investments in other companies totaled $37,331,469 and $44,249,320 for the six months ended June 30, 2002 and 2001, respectively. Gross unrealized losses were $13,217,738 and $3,973,528 at June 30, 2002 and 2001.

3. MORTGAGE LOANS

     The Company's investments in mortgage loans as of June 30, 2002 and 2001 are summarized as follows:

                                             2002                                 2001
                               ---------------------------------    ---------------------------------
                               INTEREST   MATURITY   OUTSTANDING    INTEREST   MATURITY   OUTSTANDING
                                 RATE       DATE       BALANCE        RATE       DATE       BALANCE
                               --------   --------   -----------    --------   --------   -----------
Permanent first mortgage
  loans on condominiums......     16%     12/2002      $25,072         16%     12/2002      $50,734
                                                       -------                              -------
                                                       $25,072                              $50,734
                                                       =======                              =======

4. REAL ESTATE

     The estimated fair value of real estate at June 30, 2002 is zero. The estimated fair value of real estate owned at June 30, 2001 is $2,000,000. It consisted of one tract of commercially zoned property totaling 30 acres. Land for investment is considered non-income producing.

5. OTHER ASSETS

     The components of other assets at June 30, 2002 and 2001 are as follows:

                                                                 2002          2001
                                                              ----------    ----------
Amounts due from sale of security...........................  $   93,705            --
Deferred compensation, funded...............................   2,751,305    $2,889,677
Miscellaneous...............................................      11,943         3,553
                                                              ----------    ----------
                                                              $2,856,953    $2,893,230
                                                              ==========    ==========

     The deferred compensation includes amounts owed to affiliated persons pursuant to a deferred compensation plan. The deferred compensation has accrued over eighteen years. Contributions are no longer being made to the plan.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     The components of accounts payable and accrued liabilities at June 30, 2002 and 2001 are as follows:

                                                                 2002          2001
                                                              ----------    ----------
Trade accounts payable......................................  $   16,932    $   16,415
Accounts payable for securities.............................          --       271,847
Deferred compensation (note 5)..............................   2,751,305     2,889,677
Miscellaneous accruals and payable..........................     228,327       392,525
                                                              ----------    ----------
                                                              $2,996,564    $3,570,464
                                                              ==========    ==========

7. NET ASSETS PER SHARE

     Net assets per share are based on the number of shares of common stock and common stock equivalents outstanding, which, after deducting treasury stock, are 923,206 and 951,590 at June 30, 2002 and 2001, respectively. The computation assumes that all outstanding stock options were exercised and the proceeds used to purchase common stock. All outstanding stock options were exercised in the fourth quarter of 2001.

8. SHARE REPURCHASE PROGRAM

     At June 30, 2002 and 2001, the Company repurchased 2,895 and 3,700 shares at an average cost of $85.27 and $75.22 per share. At June 30, 2002 the Company repurchased 602,675 shares as treasury shares at a cost of $19,232,741. At June 30, 2002, 600,830 treasury shares were cancelled and retired. At the May 30, 2002 Board of Directors meeting, the directors authorized the continuation of the share repurchase program.

9. DISTRIBUTION TO SHAREHOLDERS

     Two dividends totaling $1.00 per share were declared during the six months ended June 30, 2002 and 2001. The dividends are taxable to stockholders as ordinary income.

10. RELATED PARTY TRANSACTIONS

     Each Director receives fees of $2,500 per directors' meeting attended and $1,000 per audit committee meeting attended. The Chairman also receives a $1,500 monthly salary. For the six months ended June 30, 2002 and 2001 directors' fees totaled $33,000 and $18,000, respectively.

     The Company paid brokerage fees of $33,525 and $91,952 for the six months ended June 30, 2002 and 2001, respectively. Trubee, Collins & Co., Inc. received $150 and $10,834 during the six months ended June 30, 2002 and 2001, respectively. The Company has executed securities transactions through the brokerage firm of Trubee, Collins and Co., Inc., of which Brent D. Baird, Chairman of the Board and an affiliated person of the Company, is a registered person.

11. COMMITMENTS AND CONTINGENCIES

     The Company has no further outstanding capital commitments in connection with real estate.

     From time to time the Company has been involved in various legal actions arising in the ordinary course of business, however, at June 30, 2002 no legal actions were outstanding.

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                    COMPUTATION OF NET ASSET VALUE PER SHARE

                               BASIC AND DILUTED
                FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND 2001
                                  (UNAUDITED)

                                                                 2002           2001
                                                              -----------    -----------
Basic
Net Assets..................................................  $94,566,523    $95,688,028
                                                              ===========    ===========
Shares Outstanding..........................................      923,206        913,762
                                                              ===========    ===========
Net Asset Value per Share...................................  $    102.43    $    104.72
                                                              ===========    ===========
Diluted*
Options.....................................................                      45,000
Exercise Price of $12.75
Market Price of $80.00 in 2001..............................                 $    (7,172)
                                                                             -----------
Additional Shares Attributable to Stock Options.............                      37,828
Shares Outstanding..........................................                     913,762
                                                                             -----------
                                                                                 951,590
Net Asset Value per Share...................................                 $    100.56
                                                                             ===========

---------------
* All outstanding stock options were exercised in the fourth quarter of 2001.

  Annual Meeting Summary

     On May 30, 2002 the annual shareholders meeting was held in Buffalo, New York. At the meeting, six directors, constituting the entire Board of Directors, were elected to serve a one year term. The votes were as follows:

DIRECTORS NAME                                                  FOR     WITHHELD
--------------                                                -------   --------
Brent D. Baird..............................................  822,814     3,341
Bruce C. Baird..............................................  822,814     3,341
Theodore E. Dann, Jr........................................  814,122    12,033
Patrick W. E. Hodgson.......................................  825,950       225
James E. Traynor............................................  815,238    10,917
H. Thomas Webb III..........................................  813,238    12,917

     To ratify the appointment of KPMG LLP, the votes were as follows:

  FOR     AGAINST   ABSTAIN
-------   -------   -------
822,800      0       3,355

                 FIRST CAROLINA INVESTORS, INC. & SUBSIDIARIES

                              FINANCIAL HIGHLIGHTS

 FOR THE FIVE SIX-MONTH PERIODS ENDED JUNE 30, 2002, 2001, 2000, 1999 AND 1998
                                  (UNAUDITED)

                                                2002         2001         2000         1999         1998
                                             ----------   ----------   ----------   ----------   ----------
FINANCIAL HIGHLIGHTS*
Investment income                            $     3.61   $     2.17   $     1.30   $     1.67   $     1.06
  Expenses (including income taxes)               (1.39)       (0.83)       (0.52)       (0.75)       (0.48)
                                             ----------   ----------   ----------   ----------   ----------
  Investment income - net                          2.22         1.34         0.78         0.92         0.58
  Net realized and unrealized gain (loss)
    on securities                                  0.06         4.68         1.82         5.29        10.79
                                             ----------   ----------   ----------   ----------   ----------
  Total from investment operations                 2.28         6.02         2.60         6.21        11.37
  Distributions from investment income -
    net                                           (1.00)       (1.00)       (0.50)       (0.50)       (0.50)
Capital share transactions                         0.10         0.06         0.30         0.22         0.08
                                             ----------   ----------   ----------   ----------   ----------
Net increase (decrease) in net asset value         1.38         5.08         2.40         5.93        10.95
Net asset value:
  Beginning of period                            101.05        95.48        74.92        79.59        75.07
                                             ----------   ----------   ----------   ----------   ----------
  End of period                                  102.43       100.56        77.32        85.52        86.02
                                             ==========   ==========   ==========   ==========   ==========
Market value end of period                        88.50        80.00        61.00        73.00        70.00
Total Net Assets                             94,566,523   95,688,028   73,911,997   85,482,998   92,330,463
RATIOS
Ratio of expenses to average net assets            0.21%        0.23%        0.24%        0.33%        0.27%
Ratio of investment income - net to
  average net assets                               2.10%        1.26%        0.90%        0.98%        0.63%
Portfolio turnover                                20.35%       22.38%        3.22%        9.11%        2.44%
Total return based on market price                 9.04%        9.48%       (3.18)%       5.04%       17.58%
AVERAGE SHARES OUTSTANDING                      924,288      952,203      964,555    1,009,305    1,074,421

* Per share data is based upon the average number of shares outstanding for the year. The computation reflects that all outstanding stock options were exercised and the proceeds used to purchase common stock. All outstanding stock options were exercised in the fourth quarter of 2001.

DIRECTORS
Brent D. Baird*
Private Investor

Bruce C. Baird
President
Belmont Contracting Co., Inc.

Patrick W.E. Hodgson*+
President of Cinnamon Investments Ltd. and
Chairman of Todd Shipyards Corporation

Theodore E. Dann, Jr.+
President
Buffalo Technologies Corporation

James E. Traynor+
President
Clear Springs Development Co., LLC

H. Thomas Webb III*
Senior Vice-President
Crescent Resources, Inc.

OFFICERS
Brent D. Baird
Chairman
President

Bruce C. Baird
Vice President, Secretary & Treasurer

Cynthia Raby
Assistant Secretary

REGISTRAR, TRANSFER AND DISBURSING AGENT
Continental Stock Transfer and Trust Company
17 Battery Place
New York, NY 10004

AUDITORS
KPMG, LLP
401 South Tryon Street
Charlotte, NC 28202

* Member of Executive Committee

+ Member of the Audit Committee